Registration No. 33-19510

As filed with the Securities and Exchange Commission on February 26, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard, Saxonburg, PA	16056
(Address of principal executive offices)	(Zip Code)

II-VI Incorporated Amended and Restated Employees’ Stock Purchase Plan

(Full title of the plan)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(Name and address of agent for service)

(724) 352-4455

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This is Post-Effective Amendment No.1 to the Registration Statement on Form S-8, File No. 33-19510, filed with the Securities and Exchange Commission (the “Commission”) on January 6, 1988 (the “Registration Statement”), registering the offer and sale of shares of the common stock, no par value (“Common Stock”), of II-VI Incorporated (the “Registrant”) issuable pursuant to the II-VI Incorporated Amended and Restated Employees’ Stock Purchase Plan (the “Prior Plan”).

In accordance with the undertaking made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby removes from registration all shares of Common Stock the offering and sale of which was registered under the Registration Statement but which were not sold as of February 21, 2019 (the “Termination Date”). On November 9, 2018, the shareholders of the Registrant approved the II-VI Incorporated 2018 Employee Stock Purchase Plan, which replaced the Prior Plan. The Prior Plan terminated on the Termination Date, following the exercise of all options that were outstanding thereunder as of November 9, 2018. No further shares will be sold under the Prior Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on this 26th day of February, 2019.

II-VI INCORPORATED

By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Chief Financial Officer and Treasurer

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statement.